Exhibit 99.1

LCA-Vision Fourth Quarter 2004 Earnings Soar 92% to 23 Cents Per Share
Driven by Record Procedure Volume, Revenue Rises 58%,
Marking the Sixth Consecutive Quarter of Revenue Growth Exceeding 50%

Cincinnati, February 23, 2005 - LCA-Vision Inc. (Nasdaq: LCAV), a leading provider of laser vision correction services under the LasikPlus brand, announced today fourth quarter and full-year financial results for the period ended December 31, 2004. All prior financial data has been adjusted to reflect the 3-for-2 stock split on December 15, 2004.

Fourth Quarter Highlights

▪	EPS soared 92% to $0.23 from $0.12 in 2003’s fourth quarter.

▪	Revenues rose 58% to approximately $33 million from approximately $21 million in 2003’s fourth quarter, marking the 6th consecutive quarter of revenue growth exceeding 50%.

▪	Procedure volume increased 51% to 24,224, from 16,060 procedures in 2003’s fourth quarter.

▪	Same-store revenue grew 35% at vision centers open at least 12 months, marking the 6th consecutive quarter of strong same-store revenue growth exceeding 35%.

Full Year Highlights

▪	Net income, EPS and revenue reached record levels.

▪	EPS, which also reflect certain tax benefits, climbed 250% to $1.54 from $0.44 in 2003.

▪	Revenues grew 56% to over $127 million from approximately $81 million in 2003.

▪	Procedure volume rose 46% to 95,835 from 65,485 procedures in 2003.

▪	7 new vision centers opened throughout the year — 6 in new markets.

▪	3-for-2 stock split declared in the fourth quarter.

▪	Quarterly dividend initiated in the third quarter.

Net Income & Earnings Per Share

In the fourth quarter of 2004, net income increased 121% to approximately $4.9 million from approximately $2.2 million in the fourth quarter of 2003. Earnings per diluted share increased 92% to $0.23 from $0.12 in the fourth quarter of 2003. For the full year of 2004, net income was approximately $32.0 million, or $1.54 per diluted share, compared with approximately $7.3 million, or $0.44 per diluted share for the full-year of 2003.

2004 financial results include a one time $16.4 million income tax benefit to utilize and reverse the valuation allowance of the company’s deferred tax assets. Excluding this tax benefit, full-year 2004 net income was approximately $15.6 million and earnings per diluted share were $0.75, compared with net income of approximately $7.3 million and earnings per diluted share of $0.44 for the full-year of 2003. To facilitate a more meaningful comparison between 2004 and future periods, the company believes it is helpful to exclude the utilization and reversal of the tax deferred valuation allowance from net income and earnings per share.

Stephen N. Joffe, Chairman and Chief Executive Officer of LCA-Vision commented, “We are pleased to report another quarter and year of exceptional financial and operational performance. We reported higher levels of net income and earnings per share for both the quarter and the year, even with a higher effective tax rate. Quarterly and annual revenues grew to record levels, and procedure volume also exceeded all prior levels. Quarterly revenue growth surpassed 50% for the sixth consecutive quarter and for the second year in a row, fourth quarter revenues exceeded first quarter revenues, an accomplishment we are particularly proud of given the historical seasonality of our business.”

“Throughout the year, LCA-Vision saw favorable growth trends in the laser vision correction industry, and we believe we continued to gain market share in virtually all the LasikPlus markets we serve. We opened seven vision centers in 2004-six in new markets. The response we received in these markets has been strong, with each vision center reaching profitability ahead of the six-month target we establish. Same-store revenues at vision centers open at least 12 months increased 35% over 2003’s fourth quarter, reflecting successful execution of our marketing strategies, as well as continued strong demand for laser vision correction procedures. We remain focused on growing same-store revenues as well as expanding into new markets, and plans are currently underway to open 10 to 12 vision centers throughout 2005.”

Strong Revenue Growth Driven by Record Procedure Volume

In the fourth quarter of 2004, revenues increased 58% to approximately $32.7 million from approximately $20.8 million in 2003’s fourth quarter. The operating margin was 17.2% compared with 10.8% in the fourth quarter of 2003. Fourth quarter procedure volume increased 51% to 24,224 from 16,060 procedures performed in the fourth quarter of 2003, and revenue per procedure increased 4% to $1,351, from $1,293 in the fourth quarter of 2003. For the full-year of 2004, revenues increased 56% to approximately $127.1 million from approximately $81.4 million in 2003. The operating margin was 19.0% compared with 8.8% for 2003. The number of procedures performed in 2004 increased 46% to 95,835, from 65,485 procedures performed in 2003.

Balance Sheet Positioned to Support Long-Term Growth

Cash provided by operations for the full year of 2004 increased to approximately $28.5 million as of December 31, 2004 from approximately $12.5 million as of December 31, 2003. Cash and cash equivalents increased to approximately $86.6 million as of December 31, 2004 from approximately $64.9 million as of December 31, 2003.

Board of Directors Approve Dividend Payment

LCA-Vision’s Board of Directors approved a dividend of $0.08 per share, payable on March 14, 2005 to shareholders of record as of March 7, 2005.

2005 Guidance

LCA-Vision is increasing its earnings guidance for 2005. The company now expects 2005 earnings per diluted share to be in the range of $1.00 to $1.05, compared with prior guidance of $0.97 to $1.02. The effective tax rate for 2005 is expected to be between 40% and 41%.

Conference Call & Webcast

A conference call and webcast to discuss the contents of this news release will be held today, Wednesday, February 23, 2005 at 10:00 a.m. (ET). To access the call, dial 866-322-1352 (within the United States and Canada), or 706-758-1564 (international callers). To access the replay, dial 800-642-1687 (within the United States and Canada), or 706-645-9291 (international callers) and enter the conference ID number: 385 79 15. To access the webcast, go to the “Investors” section of LCA-Vision’s website at http://www.lca-vision.com.

Forward-Looking Statements

This news release contains forward-looking statements based on current expectations, forecasts and assumptions of LCA-Vision that are subject to risks and uncertainties. Forward-looking statements in this release, including statements regarding our belief that revenues and earnings will exhibit healthy year-over-year growth for fiscal 2005, among others, are based on information available to us as of the date hereof. Actual results could differ materially from those stated or implied in such forward-looking statements due to risks and uncertainties associated with our business, including, without limitation, those concerning global and local economic, political and sociological conditions; market acceptance of our services; the successful execution of marketing strategies; competition in the laser vision correction industry; an inability to attract new patients; the possibility of long-term side effects and adverse publicity regarding laser vision correction; adverse financial consequences in connection with the expensing of stock options or other equity-based compensation; regulatory action against us or others in the laser vision correction industry; and the relatively high fixed cost structure of our business. For a further discussion of the factors that may cause actual results to differ materially from current expectations, please review our filings with the Securities and Exchange Commission, including but not limited to our Forms 10-K and 10-Q. Except to the extent required under the federal securities laws and the rules and regulations promulgated by the Securities and Exchange Commission, we assume no obligation to update the information included in this news release, whether as a result of new information, future events, or circumstances, or otherwise.

About LCA-Vision Inc./LasikPlus

LCA-Vision Inc. is a leading provider of laser vision correction services under the LasikPlus brand. We own and operate 41 LasikPlus fixed-site laser vision correction centers in the United States, and three centers in a joint venture in Canada. We are one of the only publicly-traded companies within the United States that focuses exclusively on laser vision correction services. Since laser vision correction surgery was first approved by the FDA in the United States in 1995, we have performed over 400,000 procedures. Our LasikPlus laser vision correction centers are generally staffed with independent, highly skilled, board-certified ophthalmologists and optometrists. State-of-the-art diagnostic equipment and multiple laser brands are used to customize the treatment of nearsightedness, farsightedness and astigmatism. Our LasikPlus laser vision correction centers are located in major cities throughout the United States, and within a one-hour drive of approximately 30% of the country’s population. We are often the #1 or #2 provider of laser vision correction services in many of the markets we serve. Our corporate headquarters are located in Cincinnati, Ohio.

For Additional Information
Patricia Forsythe
V.P. Investor Relations
513-792-5629
pforsythe@lca.com

LCA-Vision Inc.
Condensed Consolidated Statements of Income
(dollars in thousands except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2004	2003	2004	2003
Revenues – Laser refractive surgery	$32,716	$20,762	$127,122	$81,423

Operating costs and expenses
Medical professional and license fees	6,185	3,934	24,275	15,779
Direct costs of services	10,336	7,525	40,842	31,507
General and administrative expenses	3,465	1,969	10,292	8,043
Marketing and advertising	5,288	3,402	20,468	12,566
Depreciation and amortization	1,812	1,684	7,045	6,377

Operating income	5,630	2,248	24,200	7,151

Equity in earnings from unconsolidated businesses	85	72	369	317
Minority equity interest	(89)	(157)	(544)	(372)
Interest expense	(12)	(1)	(24)	(18)
Investment income	634	260	2,161	540
Other income	237	189	238	242

Income before taxes on income	6,485	2,611	26,400	7,860

Income tax expense (benefit)	1,629	410	(5,629)	591

Net income	$4,856	$2,201	$32,029	$7,269

Income per common share
Basic	$0.24	$0.13	$1.59	$0.44
Diluted	$0.23	$0.12	$1.54	$0.44

Weighted average shares outstanding
Basic	20,191	17,160	20,099	16,391
Diluted	20,995	17,648	20,814	16,616

LCA-Vision Inc.
Consolidated Balance Sheets
(dollars in thousands)

	At December 31,
	2004	2003
Assets
Current assets
Cash and cash equivalents	$86,588	$64,908
Accounts receivable, net of allowance for doubtful accounts of $2,260 and $1,480	8,662	3,255
Receivables from vendors	1,077	802
Prepaid expenses, inventory and other	2,420	1,422
Deferred tax asset	8,608	—

Total current assets	107,355	70,387

Property and equipment	50,374	41,967
Accumulated depreciation and amortization	(31,743)	(24,622)

Property and equipment, net	18,631	17,345

Accounts receivable, net of allowance for doubtful accounts of $605 and $416	1,171	749
Goodwill	275	275
Deferred compensation plan assets	1,187	461
Investment in unconsolidated businesses	168	385
Other assets	790	435

Total assets	$129,577	$90,037

Liabilities and Stockholders Investment
Current liabilities
Accounts payable	$4,964	$4,883
Accrued liabilities and other	7,574	4,518
Debt maturing in one year	542	—

Total current liabilities	13,080	9,401

Capital lease obligations	376	—
Deferred compensation liability	1,215	457
Insurance reserve	2,568	963
Minority equity interest	501	414

Stockholders’ investment
Common stock ($.001 par value; 23,768,529 and 23,465,342 shares and 20,217,735 and 19,914,548 shares issued and outstanding, respectively)	24	16
Contributed capital	134,708	131,203
Common stock in treasury, at cost (3,550,794 shares and 3,550,794 shares)	(15,462)	(15,462)
Accumulated deficit	(7,732)	(37,069)
Accumulated other comprehensive income (loss)	299	114

Total stockholders’ investment	111,837	78,802

Total Liabilities and Stockholders’ Investment	$129,577	$90,037

LCA-Vision Inc.
Consolidated Statements of Cash Flows
(dollars in thousands)

	Years Ended December 31,
	2004	2003
Cash flow from operating activities
Net income (loss)	$32,029	$7,269
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	7,045	6,377
Warrant amortization	—	—
Provision for loss on doubtful accounts	969	1,781
Gain on disposal of assets	—	(190)
Deferred income taxes	(8,608)	—
Deferred compensation	758	328
Insurance reserve	1,605	908
Restructuring/impairment provision	—	—
Equity in earnings from unconsolidated businesses	(369)	(317)
Other, net	—	—
Changes in assets and liabilities:
Accounts receivables	(6,798)	(5,191)
Receivables from vendors	(275)	(465)
Prepaid expenses, inventory and other	(998)	40
Accounts payable	81	1,028
Accrued liabilities and other	3,057	912

Net cash provided by operating activities	28,496	12,480

Cash flow from investing activities
Purchase of property and equipment	(8,307)	(5,231)
Proceeds from sale of property and equipment	—	225
Deferred compensation plan	(726)	(334)
Other, net	(108)	204

Net cash (used in) investing activities	(9,141)	(5,136)

Cash flow from financing activities
Principal payments of long-term debt and capital lease obligations	(176)	(10)
Capitalized lease obligations	1,094	—
Loan payments made by shareholders	—	1,353
Loans to shareholders	—	(22)
Shares repurchased for treasury stock	—	—
Stock offering	—	36,727
Dividends paid to Stockholders	(2,692)	—
Exercise of stock options and warrants	2,202	1,023
Deferred tax benefit on disqualified stock options	1,311	—
Distribution from minority equity investees	586	195

Net cash provided by (used in) financing activities	2,325	39,266

Increase in cash and cash equivalents	21,680	46,610

Cash and cash equivalents at beginning of year	64,908	18,298

Cash and cash equivalents at end of year	$86,588	$64,908